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                                                                    EXHIBIT 21.1

          List of Subsidiaries for Metawave Communications Corporation

Adaptive Telecom, Inc., a California corporation.

Metawave International Communications Corporation (Delaware)

Metawave Communications (Cayman Islands)

Metawave do Brasil Ltda. (Brazil)

Metawave Services de Mexico, S. de R.L. de C.V. (Mexico)

Metawave de Mexico, S. de R.L. de C.V. (Mexico)

Metawave Communications Co., Ltd. (Shanghai)

Metawave Communications (Asia) Limited (Hong Kong)

Metawave Communications Taiwan Co. Ltd. (Taiwan)

Metawave Communications (Asia) Limited Shanghai Representative Office